UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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Tootsie Roll Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

March 29, 2024

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of your Company to be held on Monday, May 6, 2024, at 12:00 noon, Eastern Daylight Saving Time, in Suite 200, One James Center, 901 East Cary Street, Richmond, Virginia.

At the meeting, you will be asked to consider and vote upon the election of five directors and a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2024 fiscal year.

The formal Notice of the Annual Meeting of Shareholders and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

Sincerely,

Ellen R. Gordon
Chairman of the Board and Chief Executive Officer

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2024

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of TOOTSIE ROLL INDUSTRIES, INC. will be held in Suite 200, One James Center, 901 East Cary Street, Richmond, Virginia, on Monday, May 6, 2024, at 12:00 noon, Eastern Daylight Saving Time, for the following purposes:

1.	To elect the full board of five directors;
2.	To consider and act upon ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 6, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The relative voting rights of the Company’s Common Stock and Class B Common Stock in respect of the Annual Meeting and the matters to be acted upon at such meeting are described in the accompanying Proxy Statement.

Your attention is directed to the accompanying Proxy, Proxy Statement and 2023 Annual Report of Tootsie Roll Industries, Inc.

By Order of the Board of Directors

Barry P. Bowen, Assistant Secretary

Chicago, Illinois

March 29, 2024

NOTE:  Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

PROXY STATEMENT

Annual Meeting of Shareholders—May 6, 2024

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tootsie Roll Industries, Inc. (referred to as the “Company,” “we” or “us” below) of the accompanying proxy for the Annual Meeting of Shareholders of the Company to be held on Monday, May 6, 2024, and at any adjournments or postponements thereof. The purpose of the meeting is for the shareholders of the Company to: (1) elect five directors to terms of office expiring at the 2025 Annual Meeting of Shareholders; (2) consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024; and (3) transact such other business as may properly come before the meeting and any adjournments thereof.

Proxies in the accompanying form properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the named director nominees and for the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any shareholder may revoke his or her proxy by giving written notice of revocation to the Assistant Secretary of the Company, at any time before it is voted, by executing a later-dated proxy which is voted at the meeting or by attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 6, 2024 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders to be held on May 6, 2024 and at any adjournments or postponements thereof. As of the close of business on March 6, 2024, there were outstanding and entitled to vote 40,011,932 shares of Common Stock and 29,431,636 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. Therefore, the Common Stock will be entitled to a total of 40,011,932 votes and the Class B Common Stock will be entitled to a total of 294,316,360 votes. The Common Stock and the Class B Common Stock will vote together as a single class with respect to the election of directors and all other matters submitted to the Company’s shareholders at the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders of the Company on or about March 29, 2024.

The entire cost of soliciting proxies in the accompanying form will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not receive special compensation for such services. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company’s Common Stock and Class B Common Stock.

VOTING INFORMATION

A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy.  A shareholder may, with respect to ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal or (iii) “ABSTAIN” from voting on the proposal.  Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees and for ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be counted in connection with the vote on such matter, although such votes will count for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, assuming a quorum is present, the five persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director(s) and non-votes with respect to the election of directors will not affect the outcome of the election of directors. With respect to the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for 2024, the number of votes cast for the proposal must exceed the number of votes cast against for it to be approved. If a quorum is present, non-votes and abstentions will not affect the outcome of this matter.

PROPOSAL 1

ELECTION OF DIRECTORS

It is the intention of the persons named in the accompanying proxy to vote for the election of each of the five persons named in the table below as a director of the Company to serve until the 2025 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of such nominees are now directors of the Company, having been previously elected as directors by the shareholders of the Company or named to the Board subsequent to the 2023 Annual Meeting of Shareholders. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.  The information concerning the nominees and their shareholdings has been furnished by them to the Company.

The following table sets forth information with respect to the five nominees for election as directors:

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Ellen R. Gordon, 92, Chairman of the Board and Chief Executive Officer

Director since 1969; Chairman and Chief Executive Officer since January, 2015; President and Chief Operating Officer since 1978; Director and Vice-President of HDI Investment Corp., a family investment company. Mrs. Gordon brings to the Board an in-depth knowledge of all aspects of the Company and comprehensive industry knowledge from her many years of experience in the confectionery industry. Mrs. Gordon has also served extensively on the boards of several nationally recognized graduate business and medical schools and on the board of a large public company where she also chaired its audit committee.

Barre A. Seibert, 82(1)(2)

Director since 2005; retired; First Vice-President of Washington Mutual Bank 2003-2007; Vice-President from 2001 to 2003; Chief Financial Officer of TransAlliance LP and predecessors from 1995 to 2001. Mr. Seibert is a seasoned financial executive and brings executive management expertise to the Board along with in-depth knowledge and insight in the areas of corporate finance, banking, accounting and audit related issues and financial reporting.

Lana Jane Lewis-Brent, 77(1)(2)

Director since 1988; President of Paul Brent Designer, Inc. since 1992; former President of Sunshine-Jr. Stores, Inc. Mrs. Lewis-Brent possesses knowledge of the Company’s history and brings to the Board in depth operational skills as well as a retailer’s perspective of the confectionery industry by virtue of her executive management experience in the convenience store industry, which represents an important outlet for the Company’s products.

Paula M. Wardynski, 66(1)(2)

Director since 2015; Senior Vice-President-Finance of Twenty-First Century Fox, Inc. 2007-2019. Ms. Wardynski is a seasoned financial executive and brings to the Board a broad range of financial and managerial skills as well as corporate governance experience in a public company environment, having served for many years in a senior executive capacity at one of the premier international media and entertainment companies in the world.

Virginia L. Gordon, 71

Private investor who has served on the boards of several national and local public service and charitable organizations; Director of HDI Investment Corp., a family investment company. Ms. Gordon has an in depth knowledge of the Company having been a significant shareholder for many years and possesses knowledge of the Company’s history as a result of the Gordon family’s involvement for many years. Ms. Gordon is the daughter of Ellen R. Gordon.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Director Independence and Corporate Governance. The Board of Directors has determined that the non-management directors, except for Virginia L. Gordon, are independent under the New York Stock Exchange (“NYSE”) listing standards because they have no direct or indirect relationship with the Company other than through their service on the Board of Directors and as shareholders. Shareholders and other interested parties who wish to communicate with the non-management members of the Board of Directors may do so by writing to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Audit Committee Chairman, c/o Assistant Corporate Secretary. The Company’s Corporate Governance Guidelines, which are posted on its website, www.tootsie.com/financials/, provide that the Chair of the Audit Committee shall preside over executive sessions of the non-management directors. The Company has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees, and which meets the Securities and Exchange Commission (“SEC”) criteria for a “code of ethics.” The Code of Business Conduct and Ethics is posted on the Company’s website www.tootsie.com. The Board of Directors periodically reviews succession planning for the Company’s senior management including planning for the succession of Mrs. Gordon in the event of an emergency. Mrs. Gordon is vigorously engaged in the day to day operation of the Company’s business and strategic planning. In addition, Mrs. Gordon has advised the Board that she has no present intention of retiring from her current positions as an officer and a director. The information contained on the Company’s website is not a part of this proxy statement.

Meeting Attendance. The Board of Directors held four meetings in 2023. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. During 2023, all directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. Mrs. Gordon, the Company’s Chairman and Chief Executive Officer, attended the 2023 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee, which was established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, operates under a written charter approved by the Board of Directors, a copy of which is posted on www.tootsie.com. The Audit Committee held five meetings during 2023. The Audit Committee is composed of three directors who qualify as “independent” under the NYSE listing standards and rules of the SEC. The Board of Directors has not identified any member of the Audit Committee to be qualified as an “audit committee financial expert” as such term is defined by rules of the SEC and the Board does not believe that given the capabilities of the members of the Audit Committee it has been necessary to have or recruit a member who would qualify as an audit committee financial expert as defined by the SEC.

Compensation Committee. The Compensation Committee administers and makes awards under the Tootsie Roll Industries, Inc. Management Incentive Plan. This committee is composed of three directors who qualify as “independent” under the NYSE listing standards. Otherwise, the entire Board of Directors is responsible for determining the compensation structure and amounts for the executive officers, including the Chief Executive Officer, except that the Chief Executive Officer recuses herself from votes regarding her own compensation or in circumstances where her participation, as an executive officer of the Company, would affect compliance with federal securities law. Since the Company is a “controlled company” under the NYSE listing standards (see “Controlled Company Status” below), this committee does not maintain a written charter and the entire Board of Directors makes compensation decisions with regard to the Chief Executive Officer or other executive officers as described above. Given the Company’s status as a controlled company, the Board believes that this allocation of responsibilities between the Compensation Committee and the full Board for compensation decisions is appropriate. The Compensation Committee held one meeting during 2023. This committee has not delegated any of its duties to others.

The Company has engaged Compensation Strategies, Inc., an executive compensation consulting firm selected by management and approved by the Board, to provide advice and assistance to both management and the Board regarding the Company’s executive compensation practices. Compensation Strategies, Inc. is referred to below as the “consultant.” The consultant conducts periodic reviews of total compensation of the Company’s executive officers, based on the process described in the Compensation Discussion and Analysis section below, for review by management and the Board of Directors in determining the appropriate levels of compensation for each executive officer. The consultant only provides executive compensation consulting services. The consultant does not attend meetings of the Board of Directors or of the Compensation Committee but is available to answer questions. Work performed by Compensation Strategies, Inc. did not raise any conflict of interest.

Director Nominations. As a controlled company under NYSE listing standards, the Company is permitted to have the entire Board of Directors discuss and determine the nominees for election to the Board and oversee the Company’s corporate governance. The Board does not believe that given the current size and composition of the Board that it needs to have a separately-designated nominating committee to perform this function. The Board will consider director candidates recommended by shareholders, but the Board does not otherwise have a policy with regard to the consideration of director candidates recommended by shareholders, nor has it established any specific minimum qualifications that it believes must be met by a nominee for director, whether recommended by it or by a shareholder, or any specific qualities or skills that it believes are necessary for one or more of its directors to possess, as it believes that it can adequately consider the suitability and qualifications of any such candidates on a case by case basis. The Board does not currently have a policy for identifying or evaluating nominees for director, including nominees recommended by shareholders. If a candidate for nomination is recommended by a shareholder, the Board would evaluate that candidate in the same manner as all other candidates to be nominees for director. As set forth in its Corporate Governance Guidelines, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Board does not have a formal policy with respect to diversity in identifying or selecting nominees for the Board, but in evaluating nominees, the Board assesses the background of each candidate in a number of different ways including how the individual’s qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. Any shareholder wishing to recommend a candidate for nomination as a director should do so in writing addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman. See “Shareholder Proposals for 2024 and 2025 Annual Meetings” below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2024 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight. The Company’s Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this currently provides an efficient and effective leadership model for the Company, especially given the relatively small size of the Company’s Board. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the non-independent directors bring Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the Audit Committee periodically reviews the Company’s risk assessment and management, including the areas of legal compliance, internal auditing and financial controls, litigation, environment, health and safety. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. It also receives reports from management and other advisors, including periodic risk assessments covering a broad range of business, market environment, and operating risks. Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management and the most significant risks that the Company faces. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

Controlled Company Status. The Company is a “controlled company” under the NYSE listing standards since the Gordon family collectively holds more than 50% of the total voting power of the outstanding capital stock of the Company.

DIRECTOR COMPENSATION

As described more fully below, this chart summarizes the annual compensation of the Company’s non-management directors during 2023.

	Fees Earned	All Other
Name	or Paid in Cash	Compensation	Total
Barre A. Seibert	$147,000	$—	$147,000
Lana Jane Lewis-Brent	139,000	—	139,000
Paula M. Wardynski	139,000	2,000	141,000
Virginia L. Gordon	127,000	—	127,000

Mrs. Gordon did not receive fees for her service on the Board of Directors or its committees. Non-management directors received the following cash compensation for 2023:

●	An annual retainer of $119,000;
●	$2,000 for Board meetings attended;
●	An annual retainer of $10,000 for serving on the Audit Committee and $18,000 for serving as its Chair; and
●	$2,000 for attending each meeting of the Compensation Committee.

The Board of Directors recommends a vote FOR the election of all named director nominees.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 6, 2024, information with respect to the beneficial ownership of the Company’s Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than five percent of such Common Stock or Class B Common Stock. The information has been furnished by these persons or derived from filings with the SEC. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.

		Number of Shares of
		Common Stock and
		Class B Common Stock
		Owned Beneficially and				Percentage of
		Nature of Beneficial				Outstanding
		Ownership(1)				Shares of
Name		Direct		Indirect		Class
Ellen R. Gordon	Common	13,082,853		101,625	(2)	33.0%
	Class B	14,465,005		—		49.1%
Ellen R. Gordon, as a fiduciary	Common	—		10,604,179	(3)	26.5%
	Class B	—		10,447,867	(3)	35.5%
Leigh R. Weiner	Common	1,712,176		122,220	(4)	4.6%
	Class B	3,592,304		79,215	(4)	12.5%
BlackRock, Inc.	Common	2,016,687	(5)	—		5.0%
	Class B	—		—		—
The Vanguard Group	Common	2,023,824	(6)	—		5.1%
	Class B	—		—		—
(1)	Except as set forth below, the persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)	Held as trustee of a trust which holds such shares for one of the Company’s nonqualified deferred compensation plans.
(3)	Includes 9,233,088 shares of Common Stock and 10,447,867 shares of Class B Common Stock held by Mrs. Gordon as a fiduciary for family members, including 1,147,125 shares of each of Common Stock and Class B Common Stock of which Virginia L. Gordon is the beneficial owner, and 1,371,091 shares of Common Stock owned by a charitable foundation of which Mrs. Gordon is a director. The address of Mrs. Gordon is c/o Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629.
(4)	Includes 121,037 shares of Common Stock and 76,286 shares of Class B Common Stock held by Mr. Weiner’s spouse (as to which he disclaims beneficial ownership) and 1,182 shares of Common Stock and 2,929 shares of Class B Common Stock held by a charitable foundation of which Mr. Weiner and members of his family are directors. The address of Mr. Weiner is c/o T. R. Shiffman, Sydney, Amster, Green & Horowitz PLC, 122 East 42nd Street, Suite 2005, New York, New York 10168.
(5)	BlackRock, Inc. has sole voting power with respect to 1,991,391 of the 3,021,959 shares for which it has sole dispositive power. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	The Vanguard Group has shared voting power with respect to 23,870 shares and shared dispositive power with respect to 37,601 shares of the 2,023,824 shares beneficially owned. The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT

The following table sets forth, as of March 6, 2024, the beneficial ownership of Common Stock and Class B Common Stock by each nominee for director, by each executive officer who is named in the summary compensation table included in this proxy statement, and by all directors and executive officers of the Company as a group. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.

		Number of Shares of
		Common Stock and
		Class B Common Stock
		Owned Beneficially and			Percentage of
		Nature of Beneficial			Outstanding
		Ownership(1)			Shares of
Name		Direct	Indirect		Class
Ellen R. Gordon, individually and as trustee and fiduciary	Common	(2)	(2)		(2)
	Class B	(2)	(2)		(2)
Virginia L. Gordon	Common	—	1,147,125		(2)
	Class B	—	1,147,125		(2)
Barre A. Seibert	Common	3,839	—		(5)
	Class B	—	—		(5)
Paula M. Wardynski	Common	—	—		(5)
	Class B	—	—		(5)
Lana Jane Lewis-Brent	Common	30,515	4,198	(3)	(5)
	Class B	—	—		(5)
G. Howard Ember, Jr.	Common	18,561	7,603	(4)	(5)
	Class B	—	—		(5)
Kenneth D. Naylor	Common	—	—		(5)
	Class B	—	—		(5)
Barry P. Bowen	Common	—	—		(5)
	Class B	—	—		(5)
Stephen P. Green	Common	2,873	—		(5)
	Class B	—	—		(5)
All directors and executive officers as a group (11 persons)	Common	13,138,641	10,717,605		59.6%
	Class B	14,465,005	10,447,867		84.6%
(1)	The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.
(2)	See the table under the caption “Ownership of Common Stock and Class B Common Stock by Certain Beneficial Owners” above for shares beneficially owned by Ellen R. Gordon and Virginia L. Gordon.
(3)	Shares held by Ms. Lewis-Brent’s spouse as to which she disclaims beneficial ownership.
(4)	Shares held in trust for the benefit of Mr. Ember’s children of which Mr. Ember has voting control.
(5)	Less than 1% of the outstanding shares.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy which prohibits directors and executive officers from directly or indirectly engaging in any transaction involving the purchase by a director or executive officer of a “derivative security” designed to hedge or offset a decrease in market value of equity securities of the Company.  “Derivative” securities includes any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security of the Company, or similar securities with a value derived from the value of an equity security of the Company.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who own more than ten percent of the Company’s Common Stock or Class B Common Stock to file reports of ownership and changes in ownership with the SEC and NYSE. Such persons are also required to furnish the Company with copies of all such reports.

Based solely on a review of the copies of such reports, and written representations from certain reporting persons, we are pleased to note that the Company’s directors, executive officers and greater than ten percent shareholders filed all required reports during or with respect to fiscal year 2023 on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s executive officers identified in the Summary Compensation Table below, who are referred to in this discussion as the “named executive officers.”

Corporate Principles

We believe that the differences among companies are attributable to the caliber of their people, and therefore strive to attract and retain superior executives. The Company maintains a conservative financial posture in deploying and managing assets and does not jeopardize long-term growth for immediate, short-term results.

Objectives of Compensation Program

The objectives of the Company’s compensation program for named executive officers consistent with these corporate principles are to:

●	Encourage and reward individual effort and teamwork in order to improve the Company’s financial performance, and
●	Attain the Company’s principal long-term objective of profitably building the Company’s well-known brands.

All compensation and benefits for named executive officers described below have as a primary purpose meeting the need to attract, retain and motivate the types of individuals who will be able to execute the Company’s business strategy while upholding its values in an ever changing competitive environment. The Company’s current compensation program includes salary, annual cash incentives, annual awards under the Company’s Career Achievement Plan, which is referred to as the “CAP” below, participation in the Excess Benefit Plan, which is referred to as the “EBP” below, and a Supplemental Savings Plan, which is referred to as the “SSP” below.

None of the Company’s employees receive stock options, restricted stock or other forms of equity compensation. The Board did not grant equity compensation to the Chief Executive Officer because of her significant equity stake in the Company. Other named executive officers also do not receive equity compensation, as the Board has decided to motivate executive behavior based on financial and management objectives consistent with the Company’s corporate principles.

Design of Executive Compensation Program to Mitigate Excessive Risk Taking

As discussed above, the Board of Directors is responsible for determining the compensation structure and amounts for the named executive officers, except that the Compensation Committee (which is referred to in this Compensation Discussion and Analysis as the “committee”), is responsible for administering and determining the annual cash incentives for the named executive officers. The named executive officers’ compensation program is balanced between short-term and long-term compensation and incentives. The Board of Directors believes that too much emphasis on incentive compensation can lead to behaviors that are not necessarily in the long-term best interests of shareholders and has balanced the Company’s compensation program accordingly. While this compensation program carries a heavier weighting on base salary than is typical in the competitive marketplace, the Company’s primary focus is on providing total compensation as a whole that is competitive with that of its direct competitors for executive talent. In addition, the Board of Directors considers the performance of the Company and the named executive officers on an individual basis during the fiscal year when exercising discretion to adjust annual compensation. The Board of Directors believes that this program will lead to increased shareholder value on a long-term basis and serves to mitigate risk taking activities that are inconsistent with the Company’s long-term shareholder interests.

Competitiveness Assessment

The Board periodically reviews compensation levels for similarly situated executives of a group of industry peers. With the assistance of Compensation Strategies, Inc., a compensation consulting firm, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues and market capitalization of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation is quantified and reviewed to determine the Company’s competitiveness compared to the market. In late 2023, Compensation Strategies, Inc. determined that the total compensation (base salary, annual bonus and long-term incentives) for the Company’s executive officers was at median for its peer group companies (as discussed below) after adjusting for market capitalization. The Company does not target any specific level of compensation in comparison to the peer group, such as the 50% percentile of peer companies. In determining appropriate individual compensation levels for the named executive officers, the Board considers competitive market compensation data from the peer group, as well as the individual’s experience, internal equity among the executive officers, as well as individual and Company performance. Compensation levels for all named executive officers, except the Chief Executive Officer, were approved by the Board (and in the case of the Management Incentive Plan, by the Compensation Committee) based on the recommendation of, and performance evaluation by the Chief Executive Officer. In the case of the Chief Executive Officer, the independent members of the Board reviewed and approved compensation levels after conducting an evaluation of the prior-year performance.

Peer Group

The group of peer companies used in the review of total compensation levels consists of 20 publicly traded companies in the snack, confectionary and specialty food and beverage industries with annual revenues ranging from $340 million to $20.1 billion and market capitalizations ranging from $73 million to $37.9 billion for 2024. The Board reviews the make-up of the group on an ongoing basis. Each company included in the group is shown below.

		Market
		Capitalization,
	Annual	as of
	Revenues	12/31/2023
Peer Group	(in Millions)	(in Millions)
B&G Foods, Inc. (2)	$2,163	$770
Campbell Soup Company	9,357	13,315
Farmer Bros. Co.	340	73
Flowers Foods, Inc.	5,091	4,863
General Mills, Inc.	20,094	37,910
Hain Celestial Group, Inc.	1,797	962
The Hershey Company	11,165	28,728
Hostess Brands, Inc. (2)	1,358	4,432
J&J Snack Foods Corp.	1,559	3,080
The J. M. Smucker Company	8,529	13,318
John B. Sanfilippo & Son, Inc.	1,000	1,244
Kellanova (1)	13,122	18,909
Lancaster Colony Corporation	1,823	5,040
McCormick & Company, Inc.	6,662	18,592
Nature’s Sunshine Products, Inc. (2)	422	333
Post Holdings, Inc.	6,991	5,726
Seneca Foods Corporation	1,509	381
The Simply Good Foods Company	1,243	3,766
TreeHouse Foods, Inc.	3,432	2,369
Whole Earth Brands, Inc. (2)	538	170
(1)	Previously part of Kellogg Company.
(2)	Most recent revenue data available is from 2022.

Elements of Compensation

Base Salary

The Board annually reviews each named executive officer’s base salary. The Board does not establish base salary based on individual or corporate performance factors fixed in advance. The factors considered by the Board include the following:

●	Individual performance and contribution to the Company;
●	Comparative compensation levels of other companies, including the periodic compensation studies performed by an independent compensation consultant;
●	Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;
●	Historical compensation and performance levels for the Company; and
●	Length of service, which can be a significant factor for some executives.

Any changes to base salary levels typically become effective as of January 1st.  Effective January 1 of 2024 and 2023, the Board approved base salary increases of 4.1% and 4.3%, respectively, for the Treasurer, 4.2% and 4.2%, respectively, for the Vice President/Manufacturing and 4.4% and 4.3% for the Vice President/Marketing and Sales.  These adjustments reflect the Board’s assessment of the factors described above and were consistent with the Company’s overall budget for salary increases. The Company has limited salaries to $999,000. Accordingly, no salary increases were approved for either the Chief Executive Officer or for the Chief Financial Officer in either 2024 or 2023.

Annual Incentives

All of the named executive officers are eligible to participate in the Management Incentive Plan, which is referred to as the “MIP” below and which was approved by the Board of Directors effective January 1, 2023. The MIP is designed to recognize and reward the named executive officers for their contribution to the Company’s overall financial performance as well as the attainment of individual and Company goals. Any bonus payment provided for under the plan is discretionary and is not considered earned or accrued by a participant until it is actually paid.  The committee uses its discretion rather than predetermined targets to determine the level of performance achieved for each named executive officer based on its consideration and assessment of the following factors:

●	Net earnings and earnings per share;
●	Increase in sales of core brands and total sales;
●	Net earnings as a percentage of sales;
●	Performance in accomplishing cost savings and operational improvements;
●	Performance in accomplishing and integrating successful acquisitions,
●	The amount of other compensation awarded under the Company’s other plans, and
●	Other strategic objectives that may be determined from time to time in the sole discretion of the Compensation Committee and/or the Board of Directors.

Consistent with prior practice, the Committee used its discretion in determining the bonus payments set forth in the Summary Compensation Table. The Company’s 2023 net earnings were $91,912,000 and earnings per share were $1.32. Net product sales were $763,252,000. Net earnings as a percent of net product sales were 12.0%. Of the foregoing, net earnings, earnings per share, which increased 21.0% and 23.4%, respectively, over the prior year, and sales, which grew 12.0% in 2023, were the predominant factors considered by the Committee in determining bonus awards for each named executive officer. As increases in the salaries for the named executive officers have been limited as noted above, greater amounts of the compensation package have been allocated the MIP, CAP or both.

Supplemental Discretionary Bonus for the Chief Executive Officer

As discussed further below, the Chief Executive Officer did not participate in either the Career Achievement Plan (“CAP”) or the Excess Benefit Plan (“EBP”) during fiscal year 2023 due to changes in the tax law.  In order to avoid an economic loss to the Chief Executive Officer as a result of no longer accruing benefits under those plans, the Board authorized a discretionary bonus payment of $1,142,900, in addition to the amount earned under the MIP described above, to replace the benefits that would otherwise have been provided under the CAP and EBP had she continued to participate in those plans.

Career Achievement Plan (CAP) and Excess Benefit Plan (EBP)

All of the named executive officers, except for the Chief Executive Officer, were eligible to receive annual CAP awards in 2023. In December 2021, the Board of Directors determined that no additional amounts would be awarded to the Chief Executive Officer under the CAP and EBP because the deferred payment provision under those plans would require payments to be made several years after retirement in order for them to be tax deductible to the Company.  The CAP is designed to provide executive officers an incentive to achieve both short-term and long-term financial and other strategic goals of the Company and is also intended to provide an incentive for the named executive officers to remain with the Company on a long-term basis. Similar to MIP, the Board uses its discretion to determine the level of performance achieved and therefore make awards to executive officers in a fixed dollar amount based on its assessment of performance, rather than predetermined targets. Awarded amounts are credited to an unfunded bookkeeping account established on behalf of each executive officer. Participants vest in each annual award under the CAP ratably in annual 20% installments over five years until the participant reaches age 65 at which time they become fully vested in all awards provided that they are continuously employed by the Company. All distributions (other than distributions made by reason of the participant’s death), are subject to the participant entering into a non-competition and non-solicitation agreement. Payments of amounts accrued under the CAP prior to 2018 are currently intended to be exempt from the $1 million deduction limitation because they are deferred to a period later than the executive’s employment termination. A fuller description of the CAP follows the Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2023 table included below in this proxy statement.

The Board determines the CAP awards to the named executive officers based on its assessment of the Company’s performance and each named executive officer’s contribution to the Company’s long-term growth and success. In making this determination for the awards made with respect to 2023, the Board generally relied on the same factors outlined above with respect to the MIP, taking into account the long-term growth and success of the Company and the named executive officer’s contribution thereto. For fiscal year 2023, the amounts of the CAP awards awarded to the named executive officers (other than the Chief Executive Officer for the reasons noted above) ranged from $165,000 to $479,500 because the Board determined that net profits as well as strong efforts by these executives on behalf of the Company merited such awards as did the ongoing need to continue to motivate and retain these executives.

All of the named executive officers, except for the Chief Executive Officer, participated in the EBP in 2023, which is designed to restore retirement benefits that cannot be accrued under the Company’s tax qualified plans due to limitations on contributions and compensation under applicable tax laws, and our SSP, which is designed to provide a pre-tax savings opportunity for a select group of management and key employees.  In 2023 the Chief Executive Officer did not receive an award under the EBP due to the deferred payment provision under that plan.  In lieu thereof, the Board authorized a discretionary bonus payment of the amount that would otherwise have been awarded under the EBP. A fuller description of the EBP and SSP follows the Nonqualified Deferred Compensation table included below in this proxy statement.

Other Benefits and Arrangements

The named executive officers are provided with the same benefits, such as group insurance coverage and participation in the Company’s tax-qualified retirement plans, as other salaried employees.

Perquisites

The Chief Executive Officer has used Company aircraft to visit the Company’s manufacturing plants, attend trade association meetings, visit potential acquisition candidates, participate in advertising, media and public relations activities, attend board meetings of the Company and other entities and travel between corporate headquarters and other locations where other executive offices and personal housing are maintained. The Board believes that the ability of the Chief Executive Officer to safely and efficiently conduct Company business while traveling and while at different locations provided substantial benefits to the Company that justify the cost of such aircraft usage. The use of Company aircraft, and the housing and automobile benefits described below, has enabled the Chief Executive Officer to visit Company facilities more frequently and to effectively devote additional time to operational and strategic aspects of the Company’s business, that have significantly contributed to the Company’s success, while traveling and while working at locations other than corporate headquarters. All named executive officers, except the Chief Executive Officer, have the use of a Company provided automobile. The Chief Executive Officer is provided with the use of a Company apartment and, for efficiency and security reasons, was provided with a car and driver when in Chicago.

Compensation Clawback Policy

Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as codified by Section 10D of the Exchange Act, and New York Stock Exchange listing Rule 303A-14, the Company adopted a Compensation Clawback Policy effective December 1, 2023. This policy would require the recovery of certain forms of executive compensation in the case of accounting misstatements resulting from a material error in the Company’s financial statements or material non-compliance with financial reporting requirements under federal securities laws.

Change in Control Agreements

In 1997, the Company entered into change in control agreements with Mr. Ember and Mr. Bowen. The Board of Directors at that time determined amounts payable under its change in control program based in part on its review at such time of available information of such programs maintained by similarly situated companies with the assistance of a compensation consultant. The purpose of these agreements is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity. The Board of Directors adopted these agreements under the belief that such arrangements are frequently part of executive compensation practices at major public corporations. These agreements were not extended to the Chief Executive Officer due to her significant equity stake in the Company. A detailed summary of these agreements is set forth in section entitled “Potential Payments on Termination or Change in Control” below in this proxy statement.

There are no employment agreements or other forms of severance agreement with the named executive officers.

Tax Considerations

In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations are generally limited to the extent total compensation (including base salary, annual bonus and non-qualified deferred compensation benefits) for certain executive officers exceeds $1 million in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act for tax years beginning on or after January 1, 2018. As a result, any compensation earned by any named executive officer under any of the Company’s plan, including the MIP, during the current fiscal year is subject to the $1 million deduction limitation. The Board has not changed its approach to paying compensation despite amounts above $1 million being non-deductible.

Advisory Vote on Executive Compensation

The Board considered the result of the 2023 advisory vote to approve the compensation of the Company’s named executive officers in connection with the discharge of its responsibilities. Because shareholders overwhelmingly approved the compensation of the Company’s named executive officers, with approximately 96.4% of the total votes cast voted in favor of the 2023 “say-on-pay” resolution, the Board has not made significant changes to the Company’s compensation programs as a result of such shareholder advisory vote.

Report of the Board of Directors on Executive Compensation

To Our Fellow Shareholders at Tootsie Roll Industries, Inc.:

The undersigned, the entire Board of Directors of Tootsie Roll Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The entire Board of Directors: Ellen R. Gordon Barre A. Seibert Lana Jane Lewis-Brent Paula M. Wardynski Virginia L. Gordon

Summary Compensation Table for Fiscal Years Ended December 31, 2023, 2022 and 2021

The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued for the years ended December 31, 2023, 2022 and 2021 for services rendered in all capacities, by the Company’s Chairman and Chief Executive Officer, Vice President/Finance (the principal financial officer) and three other most highly compensated executive officers (the “named executive officers”).

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
				Stock or	Incentive	Deferred
				Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards	Compensation	Earnings	Compensation(2)	Total
Ellen R. Gordon,	2023	$999,000	$4,161,000	—	—	—	$2,129,683	$7,289,683
Chairman and Chief	2022	999,000	3,860,100	—	—	—	1,934,172	6,793,272
Executive Officer	2021	999,000	2,932,600	—	—	—	1,510,910	5,442,510
G. Howard Ember, Jr.,	2023	999,000	525,000	—	—	—	684,154	2,208,154
Vice President/Finance	2022	999,000	433,100	—	—	—	572,924	2,005,024
	2021	999,000	367,000	—	—	—	484,114	1,850,114
Kenneth D. Naylor	2023	681,800	246,000	—	—	—	292,136	1,219,936
Vice President/Marketing	2022	654,000	203,000	—	—	—	256,265	1,113,265
and Sales	2021	629,000	172,000	—	—	—	228,102	1,029,102
Barry P. Bowen,	2023	727,700	274,000	—	—	—	332,232	1,333,932
Treasurer	2022	698,000	226,600	—	—	—	290,615	1,215,215
	2021	670,500	192,000	—	—	—	255,925	1,118,425
Stephen P. Green	2023	672,400	251,000	—	—	—	298,411	1,221,811
Vice President/	2022	645,000	207,700	—	—	—	262,261	1,114,961
Manufacturing	2021	619,000	176,000	—	—	—	232,315	1,027,315
(1)	Reflects amounts earned under the Management Incentive Plan (MIP). The MIP is discussed in the Compensation Discussion and Analysis section above.
(2)	The All Other Compensation column reflects the following benefits for 2023:
●	The following amounts contributed by the Company for the benefit of the named executive officers: $36,409 for each of the named executive officers with respect to the Company’s tax qualified defined contribution plans; $0, $152,090, $76,827, $86,154 and $75,914 for Mrs. Gordon, Mr. Ember, Mr. Naylor, Mr. Bowen and Mr. Green respectively, with respect to the EBP; and $0, $479,500, $165,000, $189,000, and $165,000 for Mrs. Gordon, Mr. Ember, Mr. Naylor, Mr. Bowen and Mr. Green, respectively, with respect to the CAP

●	The use of a Company owned apartment by Mrs. Gordon when working at the Company’s headquarters in the amount of $97,550. The amounts included in the table with regard to this item include the costs related to the apartment including real estate taxes, maintenance expenses, utilities and building association fees.
●	The use of Company aircraft by Mrs. Gordon to travel between corporate headquarters and other locations where both executive offices and personal housing are maintained in the amount of $1,936,001 for Mrs. Gordon. See “Compensation Discussion and Analysis-Perquisites” above for a discussion of the reasons why the Company provides these benefits. Although the Board of Directors has approved these expenditures as reasonable business expenses because of the benefits to the Company, such expenditures are considered compensatory perquisites to Mrs. Gordon under an SEC interpretation. These amounts reflect the aggregate incremental cost to the Company of travel between these locations, based on the proportion of hours flown for this travel relative to all hours flown. This calculation of aggregate incremental cost includes the proportionate amount of all operating costs and fixed charges (other than depreciation) such as monthly management fees, pilot charges, fuel, maintenance, insurance and other fees.
●	With respect to Messrs. Ember, Naylor, Bowen and Green, the cost of providing Company automobiles. With respect to Mrs. Gordon, the cost of an automobile and driver based on all direct costs of maintaining and operating the automobile and the proportionate cost of the portion of an employee’s time used for driving.

Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2023

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Executive/Plan Name	in last FY(1)	in last FY(2)	in last FY	Distributions	Last FYE(3)
Ellen R. Gordon (4)
EBP	$—	$—	$6,162,364	$—	$28,298,908
CAP	—	—	4,373,861	—	19,719,298
SSP	—	—	540,804	—	3,054,556
G. Howard Ember, Jr.
EBP	—	152,090	1,396,798	5,700	8,048,371
CAP	—	479,500	684,012	14,800	11,451,708
SSP	—	—	30,315	200,000	98,275
Kenneth D. Naylor
EBP	—	76,827	179,658	2,800	767,688
CAP	—	165,000	132,100	5,300	986,487
Barry P. Bowen
EBP	—	86,154	955,235	3,100	4,598,371
CAP	—	189,000	110,498	6,100	4,850,761
Stephen P. Green
EBP	—	75,914	312,042	2,800	1,789,525
CAP	—	165,000	135,497	5,300	1,029,570
SSP	—	—	114,233	—	637,472
(1)	Included as a component of “Salary” and “Bonus” in the Summary Compensation Table.
(2)	Included as a component of “All Other Compensation” in the Summary Compensation Table.
(3)	Reflects total contributions and earnings thereon over the named executive’s career with the Company during which they participated in the EBP, CAP and the SSP, less any prior withdrawals or distributions. As of December 31, 2023, there have been no cash distributions under the EBP and the CAP other than for the payment of applicable taxes on vested awards.

Summary of Nonqualified Deferred Compensation Plans

Excess Benefit Plan

In general, the EBP provides for Company contributions that are unavailable under tax qualified retirement plans due to federal tax law limitations. Participation in the EBP is automatic for all employees for whom contributions to the qualified plans are so limited. EBP account balances are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by the participants. All named executive officers except for the Chief Executive Officer participated in the EBP, which is an unfunded, nonqualified deferred compensation plan, in 2023. With respect to the Chief Executive Officer, the Board of Directors has determined that beginning in 2022, amounts that would otherwise be awarded under the EBP should be paid to the Chief Executive Officer as a discretionary bonus. Distribution of amounts under the EBP for amounts accrued and vested before 2005 are at the discretion of the administrator of the Company’s Profit Sharing Plan, but must occur either in lump sum or in up to three annual installments beginning within 60 days after the year in which the participant terminates employment or the year in which the participant turns 65, whichever is later. Distributions under a participant’s post 2004 calendar year amounts are generally payable in connection with a separation from service.

Supplemental Savings Plan

The named executive officers and certain other management employees are eligible to participate in the SSP, which is an unfunded, nonqualified deferred compensation plan. Each year, participants can elect to defer up to 16% of their compensation (base salary and annual bonus or MIP) under the SSP. The deferral is effective as of the time that the participant is precluded from making deferrals under the tax-qualified Profit Sharing Plan because of certain limits imposed under the Internal Revenue Code. Participant balances in the SSP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by participants. All benefits under the SSP are fully vested. Distributions from a participant’s pre-2005 calendar year accounts are made on the earlier of the date selected by the participant when making a deferral election or the 60th day after the participant terminates employment, if the Company’s debt rating falls below investment grade, or in the event of a financial hardship. Distributions from a participant’s post-2004 calendar year accounts are generally made on the date selected by the participant when making a deferral election, subject to certain restrictions as required under Section 409A of the Internal Revenue Code.

Career Achievement Plan

All named executive officers except for the Chief Executive Officer, participated in the CAP, which is an unfunded, nonqualified deferred compensation plan, in 2023. With respect to the Chief Executive Officer, the Board of Directors has determined that beginning in 2021, amounts that would otherwise be awarded under the CAP should be paid to the Chief Executive Officer as a discretionary bonus. The CAP allows the Board to annually grant deferred cash awards to participants based on performance as determined by the Board. Amounts deferred under the CAP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds, the Moody’s bond index or up to 10,000 shares of Company common stock (adjusted for stock dividends) as selected by the participants. Each annual CAP award is subject to a separate five year vesting schedule with annual vesting at a rate of twenty percent with accelerated vesting in the event of death, disability or retirement after age 65. CAP benefits are payable only upon an eligible termination of employment or in connection with a change in control of the Company. A participant will forfeit any unvested amounts upon termination of employment. Payment of vested benefits generally commences on the later of the first anniversary of the date of employment termination or the 60th day after the participant’s 65th birthday (or, if earlier, sixty days after death or disability or six months and a day after separation from service after age sixty-five). All amounts accrued under the CAP as of December 31, 2017 are payable in a single lump sum. Future awards and the earnings thereon will be payable in a single lump sum or in up to 10 annual installments as may be elected by participants as may be permitted under §409A. A participant whose employment is terminated for cause will forfeit all CAP benefits. A participant who is employed by the Company at the time of a change in control will receive an immediate lump sum payment of all accumulated CAP benefits. All distributions (other than distributions made by reason of the participant’s death), will be subject to the participant entering into a non-competition and non-solicitation agreement that will be effective beginning on the date of the event triggering the right to payment and ending one year after employment termination. Participants will forfeit amounts accrued after January 2, 1999 if they violate the non-competition and non-solicitation agreement.

All of the named executive officers’ balances in the EBP, SSP and CAP are fully vested, except for Mr. Naylor’s CAP balance. Payments to the named executive officers under the EBP, SSP and the CAP on account of separation from service must be delayed by six months and a day after separation.

Pay vs Performance

The following table sets forth the compensation actually paid (as defined under SEC rules) for the principal executive officer, the average of the other four named executive officers, the total shareholder return of the Company’s shares and that of its peer group and the three most significant measures considered in determining performance based executive compensation for the years 2023, 2022, 2021 and 2020.

					Average
	Summary		Summary	Average	Value of Initial Fixed		Company Selected Measures
	Compensation	Compensation	Compensation	Compensation	$100 Investment Based On:				Net Income
	Table Total	Actually Paid (1)	Table Total	Actually Paid (1)	Tootsie Roll	TSR of	Net		as a Percent
Year	for PEO	to PEO (2)	for Other NEOs	to Other NEOs (2)	TSR (3)	Peer Group (4)	Income	Sales	of Sales
2023	$7,289,683	$7,289,683	$1,495,958	$1,495,958	114.31	119.76	$91,912	$763,252	12.0%
2022	6,793,272	6,793,272	1,362,116	1,362,116	140.71	130.29	75,937	681,440	11.1%
2021	5,442,510	5,442,510	1,256,239	1,256,239	115.09	119.39	65,326	566,043	11.5%
2020	4,882,302	4,882,302	1,191,157	1,191,157	90.62	105.23	58,995	467,427	12.6%

(1)	"Compensation Actually Paid" is the same as the total compensation reported in the Summary Compensation Table because the Company does not have any stock-based compensation or defined benefit plans.

(2)

The principal executive officer (PEO) is Ellen R. Gordon. The four other named executive officers (NEOs) are G. Howard Ember, Jr., Kenneth D. Naylor, Barry P. Bowen and Stephen P. Green. There were no changes to the PEO or other NEOs during 2023, 2022, 2021 or 2020.

(3)

For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of the Company for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

(4)	For the relevant fiscal year, represents the TSR of the Dow Jones US Food Producers group for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, set forth below is a description of the relationships among the compensation, stock price and financial information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s cumulative TSR over the four years presented in the table. The Compensation Committee does not determine the amount of MIP and CAP awards based on stock price performance. Total shareholder return (TSR) of the Company in relation to that of its peer group is not taken into consideration in determining the compensation paid to named executive officers because the Board of Directors believes that focusing on the factors enumerated above in the Compensation Discussion and Analysis will lead to increased shareholder value on a long term basis and serve to mitigate risk taking activities that are inconsistent with the Company’s long term shareholder interests.

Compensation Actually Paid and Net Income

The following table illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s net income over the four years presented in the table. Net income is the most important factor taken into consideration when determining the size of MIP and CAP awards for named executive officers.

Compensation Actually Paid and Net Income as a Percentage of Sales

The following table illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s net income as a percentage of sales over the four years presented in the table.

Compensation Actually Paid and Sales

The following table illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s sales over the four years presented in the table. Sales as a performance measure is taken into consideration in the overall executive compensation program.

Pay vs. Performance: Most Important Measures

The measures that were most important in determining pay during 2023 and were most heavily weighted in the Company’s MIP and CAP programs as follows:

•Net income and earnings per share

•Increase in sales of core brands and total sales

•Net income as a percentage of sales

Of these factors, net income is the most significant from a quantitative perspective.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to the named executive officers upon employment termination or in connection with a change in control. For payments made to a participant upon employment termination under nonqualified deferred compensation plans, see Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2023.

Change in Control

The Company has entered into change in control agreements with Mr. Ember and Mr. Bowen. These agreements generally provide severance benefits in the event the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within two years after a change in control. These benefits include a single lump sum payment equal to:

●	A pro-rata bonus for the year of employment termination (based on the higher of the earned bonus for the last fiscal year or the average bonus earned during the three fiscal years before the change in control)
●	Three times the officer’s annual base salary, and
●	Three times the higher of the officer’s earned bonus for the last fiscal year or, if higher, the officer’s average bonus over the prior three fiscal years.

The officer is also eligible for three years of continued coverage under the Company’s health, life and disability benefit plans at the Company’s cost. The officer would also become vested in, and be paid, any unvested accrued benefits under the Company’s pension, profit sharing and excess benefit plans and the maximum award under the CAP Plan.

The officer is also entitled to a tax gross-up payment to reimburse any federal excise taxes (and related income taxes owed due to the gross-up payment) under Section 4999 of the Internal Revenue Code. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is payable by a named executive officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer’s average taxable income from the Company for the five years prior to the year of the change in control. This tax equals 20% of all contingent payments that exceed his average taxable income during this period. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by a buyer. If a change in control were to occur, the Company believes that the tax gross-up payments could be reduced because certain amounts may be considered reasonable compensation (such as payments attributable to a non-compete obligation) and taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% tax.

An officer is required to enter into a non-competition and non-solicitation covenant applicable for one year following the termination of his employment in order to receive these benefits. The Company generally may terminate these agreements prior to a change in control.

A “change in control” for the purposes of these agreements generally consists of any of the following:

●	Acquisition by a person(s) or other entity(s) of 35% or more of the combined voting power of all the then outstanding voting securities of the Company (other than certain related party acquisitions); provided that such voting power is equal to or greater than the combined voting power of the voting securities held by the Gordon family
●	The current members of the board (and their successors nominated by either the board or the Gordon family) ceasing to constitute a majority of the board
●	Approval by the Company’s shareholders of a reorganization, merger, consolidation, or a sale of substantially all of the Company’s assets unless:
●	The shareholders of the Company immediately prior to the transaction hold more than 50% of the voting power of the successor,
●	No person (other than certain related parties) acquires combined voting power of the successor’s voting securities equal to or greater than the combined voting power of the voting securities held by the Gordon family or 35% of the combined voting power of all the then outstanding voting securities of the successor and
●	The members of the board prior to the transaction constitute at least a majority of the board of the successor
●	The liquidation or sale of the Company

“Good reason” generally includes any of the following Company actions following a change in control without the named executive officer’s written consent:

●	Assigning duties that materially reduce the executive’s position, duties, responsibilities or status with the Company, failure to terminate the executive’s employment in compliance with the terms of the agreement or failing to re-elect the executive to any position held immediately before a change in control
●	Reducing the executive’s annual base salary
●	Changing the office location where the executive is based by more than 50 miles
●	Failing to continue any employee benefit plan or compensation plan in which the executive participates, including but not limited to the MIP, the EBP and the CAP (or successors to those plans), or failing to continue the executive’s level of participation in those plans
●	Failing to continue to provide the executive with substantially similar welfare benefits or materially reducing any of those benefits or any fringe benefit (including vacation pay)
●	Failing to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under a change in control agreement

Any good faith determination of good reason made by the executive shall be conclusive except that an isolated, insubstantial and inadvertent action taken in good faith and which the Company remedies promptly after receiving notice shall not constitute good reason.

A termination by the Company for cause generally means any of the following:

●	The commission of a felony
●	A material breach of duty by the executive (other than any failure that results from incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith and which is not remedied within a reasonable period of time after notice

The following table estimates these change in control benefits as though the named executive officer’s employment was terminated without cause immediately after a change in control on December 31, 2023 (the last day of fiscal year 2023). Use of these assumptions is required by the Securities and Exchange Commission. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executive’s employment was not terminated on December 31, 2023 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact. With respect to the calculation of excise taxes, no amounts attributable to entering into non-compete agreements have been considered exempt as may be permitted under applicable tax rules at the time of a qualifying employment termination.

Change in Control Payment and Benefit Estimates as of December 31, 2023

	Aggregate	Welfare	Tax
	Severance	Benefit	Gross Up
Executive	Pay(1)	Continuation(2)	Payment(3)
Ellen R. Gordon,	$—	$—	$—
G. Howard Ember, Jr.,	4,732,300	66,000	—
Kenneth D. Naylor	—	—	—
Barry P. Bowen	3,089,500	66,000	1,310,100
Stephen P. Green	—	—	—
(1)	Assumes that any bonus paid for 2024 is earned and otherwise payable under the Management Incentive Plan.
(2)	Based on Company’s current cost to provide these welfare benefits.
(3)	Based on a net combined tax rate equal to 64.3% using applicable 2023 tax rates. The total tax gross-up figure does not reflect any reductions that may be taken into account due to the value of the non-competition and non-solicitation agreement under applicable tax rules.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of its employees and the annual total compensation of the Chief Executive Officer during 2023. The median employee was determined based on total taxable cash earnings, including salary, wages (regular, hourly, overtime, shift differentials), commissions, bonuses and other miscellaneous cash earnings for each of our employees (excluding the Chief Executive Officer). There were no changes to our employee population or compensation plans that would result in a significant change to our pay ratio.

The total annual 2023 compensation for such employee was calculated using the same methodology used for the Company’s named executive officers as required to be set forth in the Summary Compensation Table plus non-discriminatory employee benefits in the amount of $16,948.  The total annual compensation of the median employee on a worldwide basis was $74,309. The annual total compensation of the Chief Executive Officer was $7,297,529. The ratio of these two amounts is 98 to 1 for 2023.

The Board did not take into account the CEO pay ratio in setting the compensation of the named executive officers.

Compensation Committee Interlocks and Insider Participation

During 2023, the Board of Directors of the Company was responsible for determining the compensation of the executive officers of the Company. Mrs. Gordon was the Chairman of the Board and Chief Executive Officer of the Company. Mrs. Gordon recused herself from votes regarding her own compensation or in circumstances where her participation, as an executive officer of the Company, would have affected compliance with federal securities law or Section 162(m) of the Internal Revenue Code.

RELATED PERSON TRANSACTIONS

There were no related person transactions during 2023 that are required to be disclosed in the Proxy Statement.

Policy Regarding Related Person Transactions

The Board has adopted a written policy that all direct or indirect transactions between the Company and its executive officers, directors or shareholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of the SEC’s Regulation S-K, shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or generally available to substantially all employees. All related person transactions or series of similar transactions required to be disclosed pursuant to Regulation S-K Item 404 must be presented to the Board for pre-approval or ratification.

Each of the Company’s directors and executive officers is required by the policy to promptly notify the Chairman of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon as he or she becomes aware of a possible transaction. The Chairman is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to the Board for pre-approval or ratification by disinterested members of the Board in their discretion at its next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

For related person transactions that are not required to be disclosed pursuant to Item 404 of Regulation S-K, the Chairman shall determine whether the transaction is in compliance with the policy. If, however, such a non-material related person transaction involves the Chairman, the Vice President of Finance and the Treasurer shall jointly determine whether the transaction is in compliance with the policy, unless the amount involved in such non-material related person transaction is in excess of $25,000, in which case the Chairman of the Audit Committee shall determine whether the transaction is in compliance with the policy.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

GRANT THORNTON LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2024 fiscal year. Grant Thornton LLP became the Company’s independent auditors in 2018. Although not required by the Company’s Articles of Incorporation or Bylaws, the Board of Directors deems it to be in the best interest of the Company to submit to the shareholders a proposal to ratify the appointment of Grant Thornton LLP and recommends a vote in favor of such ratification. It is not expected that representatives of Grant Thornton LLP will attend the Annual Meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2024.

GRANT THORNTON LLP FEES AND SERVICES

The following table sets forth the approximate aggregate fees billed for professional services by the Company’s independent registered public accounting firms, Grant Thornton LLP for 2023 and 2022.

	2023	2022
Audit Fees(1)	$626,800	$593,500
Tax Fees(2)	38,450	41,300
(1)	The fees in this category were for services rendered in connection with the annual integrated audit.
(2)	The fees in this category were for services rendered for tax compliance, tax consulting, and tax planning.

All audit, audit-related services, tax and other services provided to the Company by Grant Thornton LLP have been pre-approved by the Audit Committee pursuant to a pre-approval policy adopted by the Audit Committee. Pursuant to that policy, the Audit Committee may delegate pre-approval to one or more of its members, provided that any member to whom any such authority is delegated shall report any pre-approval of services to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of PCAOB regarding independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants their independence.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

As stated in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for determining that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for conducting an audit of the Company’s annual financial statements in accordance with the standards of PCAOB. In giving its recommendation to the Board, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The foregoing report has been approved by the Audit Committee, the members of which are listed below. Mr. Seibert was Chair of the Audit committee throughout 2023 and until February 22, 2024, at which time Ms. Wardynski became the Chair.

Paula M. Wardynski, Chair

Barre A. Seibert

Lana Jane Lewis-Brent

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2025 Annual Meeting of Shareholders, any shareholder proposals should be addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman, and must be received no later than November 29, 2024. In addition, the Company’s Bylaws establish an advance notice procedure for shareholder proposals to be brought before any Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. Any nomination by a shareholder must be made by written notice to the secretary delivered or mailed to and received at the principal executive offices of the Company (i) not less than 60 days nor more than 90 days prior to the meeting, or (ii) if less than 70 days’ notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of  business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. The 2025 Annual Meeting of` Shareholders is expected to be held on May 5, 2025. A shareholder proposal or nomination intended to be brought before the 2024 Annual Meeting of Shareholders must be received by the Assistant Corporate Secretary on or after February 4, 2025 and on or prior to March 6, 2025.

Shareholders may communicate to the Board of Directors or any individual director in writing, by regular mail, addressed to the Board of Directors or an individual director, care of Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman. Mrs. Gordon and her staff will compile any such communications and relay them to the applicable Board member or members.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2024

A copy of this proxy statement, the enclosed proxy card and the 2023 Annual Report of Tootsie Roll Industries, Inc. can be found at the website address: http://www.astproxyportal.com/ast/14960/.

The information included on this website is not part of this proxy statement.

Directions to the shareholder meeting can be obtained by contacting the Office of the Assistant Secretary at (773) 838-3431.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Assistant Secretary, or via telephone at (773) 838-3431, the Company will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

The Board of Directors does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters should be properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2023 is being mailed herewith.

A copy of the Company’s 2023 Annual Report on Form 10-K (without exhibits), Code of Business Conduct and Ethics and Audit Committee Charter may be obtained without charge upon written request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: G. Howard Ember Jr., Vice President/Finance. A reasonable charge will be made for requested exhibits. The Company maintains a website at www.tootsie.com. The Company’s 2023 Annual Report on Form 10-K, Code of Business Conduct and Ethics and Audit Committee Charter are available on this website under “Company” and “Financials.” Our website is not incorporated into or a part of this Proxy Statement. These materials are also available on www.sec.gov.

By Order of the Board of Directors

Barry P. Bowen, Assistant Secretary

Chicago, Illinois

March 29, 2024

ANNUAL MEETING OF SHAREHOLDERS OF

TOOTSIE ROLL INDUSTRIES, INC.

May 6, 2024

PROXY CARD FOR: COMMON STOCK

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/14960/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

40430304000000000000 2			050420

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ⌧

1. Election of Directors:				FOR	AGAINST	ABSTAIN
		NOMINEES:	2. Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year 2024.	◻	◻	◻
◻	FOR ALL NOMINEES	Ellen R. Gordon Virginia L. Gordon
Lana Jane Lewis-Brent
◻	WITHHOLD AUTHORITY FOR ALL NOMINEES	Barre A. Seibert Paula M. Wardynski	3. In their discretion on any other business that may properly come before such meeting.
◻	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee(s) on the lines below.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

◻

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

TOOTSIE ROLL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, ROBERT A. GOULDIN, and ROBERT G. TAVENNER and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock  of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 6, 2024, at 12:00 noon (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof.

This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1), and FOR Item (2). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

A RETURN ENVELOPE IS ENCLOSED.

COMMENTS:	(Continued and to be signed on the reverse side)

1.1		14475

ANNUAL MEETING OF SHAREHOLDERS OF

TOOTSIE ROLL INDUSTRIES, INC.

May 6, 2024

PROXY CARD FOR: CLASS B COMMON STOCK

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/14960/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

40430304000000000000 2			050420

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ⌧

1. Election of Directors:				FOR	AGAINST	ABSTAIN
		NOMINEES:	2. Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year 2024.	◻	◻	◻
◻	FOR ALL NOMINEES	Ellen R. Gordon Virginia L. Gordon
Lana Jane Lewis-Brent
◻	WITHHOLD AUTHORITY FOR ALL NOMINEES	Barre A. Seibert Paula M. Wardynski	3. In their discretion on any other business that may properly come before such meeting.
◻	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name of the nominee(s) on the lines below.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

◻

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

TOOTSIE ROLL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, ROBERT A. GOULDIN and ROBERT G. TAVENNER and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock  of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 6, 2024, at 12:00 noon (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof.

This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1), and FOR Item (2). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

A RETURN ENVELOPE IS ENCLOSED.

COMMENTS:	(Continued and to be signed on the reverse side)

1.1		14475